THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Warrant No.: 2005-____

CRYOPORT SYSTEMS, INC.

COMMON STOCK PURCHASE WARRANT

Issued as of ________, 2005

For value received, CryoPort Systems, Inc. (the "Company"), subject to the provisions set forth below, hereby grants to ____________ ("Holder") the right to purchase from the Company _________ shares of Warrant Stock (as defined below), exercisable at a price per share equal to $________ ("Exercise Price"). The amount and kind of securities purchasable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

1A. Exercise Period. The Holder may exercise, in whole or in part (but not as to a fractional share of Warrant Stock), the purchase rights represented by this Warrant at any time and from time to time up to and including the third (3rd) anniversary of the issue date hereof (the "Exercise Period").

1B. Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised on the date when the Company has received all of the following items (the "Date of Exercise"):

(a) a completed Exercise Agreement, as described in paragraph 1C below and in the form set forth in Exhibit I hereto, executed by the Holder;

(b) this Warrant; and

(c) the Exercise Price, paid by cash, bank or cashiers check or wire transfer.

(ii) Certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Holder within ten (10) business days after the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Holder.

(iii) The Warrant Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

(iv) The Company shall take all such actions as may be necessary to assure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Warrant Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

1C. **Exercise Agreement**. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto. Such Exercise Agreement shall be dated as of the date of execution thereof.

1D. **Fractional Shares**. If a fractional share of Warrant Stock would, but for the provisions of paragraph 1A, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five (5) business days after the date of the Exercise Time, deliver to the Holder a check payable to the Holder in lieu of such fractional share in an amount equal to the difference between the Market Price (as defined below) of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share. The term "Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market and not in the NASDAQ Small Cap Market or the National Market nor on any national securities exchange, the average of the per share closing bid prices of the Common Stock on the ten (10) consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded in the NASDAQ Small Cap Market or the National Market or on a national securities exchange, the average for the ten (10) consecutive trading days immediately preceding the date in question of the daily per share closing prices of the Common Stock in the NASDAQ Small Cap Market or the National Market or on the principal stock exchange on which it is listed, as the case may be, or (iii) if the class of Stock is not publicly traded or quoted, the fair market value as determined by the Board of Directors of the Company based on (with appropriate adjustments) the most recent purchases of the Company's Stock and/or other relevant factors including the Company's income and assets or evaluation reports received by the Company.

Section 2. **Adjustment of Exercise Price and Number of Shares**. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2A. **Subdivision or Combination of Common Stock**. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

2B. **Reorganization, Reclassification, Consolidation, Merger or Sale**. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another person or other transaction which in each case is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change (but subject to the consummation of such Organic Change), the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase, upon exercise of each Warrant, the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the occurrence of such Organic Change had each Warrant been exercised immediately prior to such action. In the event of an Organic Change involving a merger described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, in which the Company is the surviving corporation, the right to purchase shares of Common Stock under the Warrant shall terminate on the date of such merger and thereupon the Warrant shall become null and void, but only if the controlling corporation shall agree to substitute for the Warrant its warrants, which entitle the holders thereof to purchase upon their exercise the kind and amount of shares and other securities and property which they would have owned or been entitled to receive had the Warrant been exercised immediately prior to such merger. Any such agreements referred to in this Subsection 2B shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 2 hereof. The provisions of this Subsection 2B shall similarly apply to successive Organic Changes.

2C. **Notices**.

(i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall give written notice to the Holder at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Company shall also give written notice to the Holder at least ten days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3. Definitions. The following terms have the meanings set forth below:

"Common Stock" means, collectively, the common stock of the Company.

"Warrant Stock" means the Company's Common Stock; provided, that if there is a change such that the securities issuable upon exercise of this Warrant is issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Stock" shall mean one share of the security issuable upon exercise of this Warrant if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

Section 4. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Stock, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price of Warrant Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 5. Warrant Not Transferable. The Warrant and all rights hereunder shall not be transferred, and the Company shall not be required to register any transfer on the books of the Company, unless the Company shall have been provided with an opinion of counsel satisfactory to it prior to such transfer that registration under the Securities Act and applicable state securities laws is not required in connection with the transaction resulting in such transfer. Each new Warrant or Company Common Stock certificate issued upon any transfer as above provided shall bear an appropriate investment legend, except that such Warrant or Company Common Stock certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act, or if such transfer is made pursuant to an effective registration statement under the Securities Act or if such transfer is made in accordance with the provisions of Rule 144(k) promulgated under the Securities Act. The Warrant may also be transferred by will or devise and by the laws of descent. This Warrant is transferable by the Company by operation of law and in connection with the sale of all or substantially all of its assets.

Section 6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant of like tenor representing in the aggregate the purchase rights hereunder, and each such Warrant shall represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

Section 7. **Replacement**. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8. **Notices**. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable express courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Holder, at such Holder's address as it appears in the records of the Company (unless otherwise indicated by Holder).

Section 9. **Descriptive Headings; Governing Law**. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity and interpretation of this Warrant shall be governed by the internal law, and not the conflicts law, of California.

Section 10. **Attorneys' Fees**. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 11. **Representations and Warranties**.

11A. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Warrant, to carry out the transactions contemplated hereby and to issue this Warrant. This Warrant and the transactions contemplated hereby, have been duly authorized, executed and delivered by the Company.

11B. This Warrant and the Warrant Stock have been duly authorized and, when issued and delivered to the Holder against payment thereof in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive or similar rights.

11C. This Warrant is, as of the date hereof, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

* * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by a duly authorized officer under its corporate seal and to be dated the date first mentioned above and Holder has acknowledged and agreed to the terms and provisions hereof.

COMPANY:

CRYOPORT SYSTEMS, INC.

By: ______________________________

Name: David Patreccia, M.D.
Secretary

Date: ______________________________

Acknowledged and agreed to:

HOLDER:

____
____

Date: ______________________________

EXHIBIT I

EXERCISE AGREEMENT

To: ______________________________ Dated: ____________________

Attn: Chief Financial Officer

The undersigned (the "Investor"), pursuant to the provisions set forth in the attached Warrant (Certificate No. ______), hereby agrees to subscribe for the purchase of __________ shares of the Warrant Stock (as defined in the Warrant) of CryoPort Systems, Inc., a California corporation (the "Company"), covered by such Warrant and makes payment herewith in full therefor in the manner and at the price per share provided by such Warrant.

In connection with the receipt of the Warrant Stock, Investor hereby represents, warrants, covenants and agrees as set forth below.

1. Purchase Entirely for Own Account. The Warrant Stock will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the Warrant Stock or any portion thereof. Further, Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to all or any portion of the Warrant Stock.

2. No Securities Act Registration. Investor understands that the Warrant Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption or specific exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of Investor's investment intent as expressed herein.

3. Restricted Securities. Investor acknowledges that, because the Warrant Stock has not been registered under the Securities Act, the Warrant Stock must be held by the Investor indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Investor is aware of the provision of Rule 144 promulgated under the Securities Act that permits the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the satisfaction of having held the Warrant Stock for a certain duration of time, the availability of certain current public information about the Company, the sale being through a "broker's transaction" (as provided by Rule 144(f)), and the volume of shares sold not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

4. Accredited and Sophisticated Investor. Investor: (a) is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission; (b)(i) either alone or with Investor's professional advisor or advisors, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Warrant Stock, (ii) either alone by reason of Investor's business or financial experience or together

with Investor's professional advisor or advisors, has the capacity to protect Investor's interests in connection with acquisition of the Warrant Stock; and (c) is able to bear the economic risk of the investment in the Warrant Stock, including a complete loss of the investment.

5. Opportunity to Ask Questions. Investor has had an opportunity to ask questions of and receive answers from the Company or its representatives concerning the terms of Investor's investment in the Warrant Stock, all such questions have been answered to the full satisfaction of Investor, and Investor has had the opportunity to request and obtain any additional information Investor deemed necessary to verify or supplement the information contained therein.

6. Investment Risks. Investor recognizes that an investment in the Warrant Stock involves substantial risks, and is fully aware of and understands all of the risk factors related to the acquisition of the Warrant Stock. Investor has determined that the acquisition of the Warrant Stock is consistent with Investor's investment objectives. Investor is able to bear the economic risks of an investment in the Warrant Stock, and at the present time could afford a complete loss of such investment.

7. Limitation on Manner of Offering. The Warrant Stock was not offered to Investor by any means of general solicitation or general advertising.

8. Tax and Other Matters. Investor is not relying on the Company with respect to tax and other economic considerations involved in the acquisition of the Warrant Stock. Investor has carefully considered and has, to the extent Investor believes such discussion necessary, discussed with Investor's professional, legal, tax, accounting and financial advisors the suitability of an investment in the Warrant Stock for Investor's particular tax and financial situation and Investor has determined that the Warrant Stock is a suitable investment for him, her or it.

9. Restrictive Legends. Investor understands that the Warrant Stock shall bear one or more of the following restrictive legends:

(a) "THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED"

(b) Any legend required by applicable state law.

10. Successors. This Exercise Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators, personal representatives and other successors of Investor and shall inure to the benefit of and be enforceable by the Company.

11. Address. The address, telephone number and facsimile number set forth at the end of this letter are Investor's true and correct address.

12. Market Stand-Off. Investor agrees that, during the period of duration specified by the Company and an underwriter or underwriters of the common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, Investor will not, to the extent requested by the Company and such underwriter or underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by Investor at any time during such period except securities included in such registration, provided that:

(a) all officers and directors of the Company enter into similar agreements; and

(b) such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities covered thereby until the end of such period.

"INVESTOR"

____

____
(Signature)

Address: ________________________
____

Telephone: ________________________
Facsimile: ________________________